EXHIBIT 10.1

LETTER OF INTENT

Subject to the conditions found herein, this Letter of Intent is intended to serve as a non-binding agreement (except for those Sections entitled “Closing”, “No Shop”, and “Applicable Law” which shall be binding) pursuant to which International Gold Corp., a Nevada corporation publicly trading on the OTCQB of the OTC market under the symbol “ITGC” (“PubCo”), will exchange certain of its shares with SignalChem Lifesciences Corporation, a British Columbia corporation (“OpCo”). The terms and conditions set forth herein are based on preliminary and limited information provided by the parties hereto and are subject to change pending the completion of due diligence, the approval of the Board of Directors of both companies and the execution of definitive agreements.

Share Exchange
A tax-free exchange of shares in which (i) the shareholders of OpCo would exchange all of their shares of OpCo for shares of PubCo and (ii) OpCo merges with a wholly-owned subsidiary of PubCo (“Exchange Sub”). The transaction between OpCo and PubCo shall sometimes be referred to hereafter as the “Exchange”.

Surviving Entity
OpCo would be the surviving company of the Exchange with the Exchange Sub and would be maintained as a separate wholly-owned subsidiary of PubCo. Any business or liabilities (excluding liabilities reported on the last quarterly report on Form 10-Q plus new interest related to such liabilities and normal business expenses incurred from the date of the financial statements to the closing) of PubCo would be spun out of PubCo (if any exist) prior to the Exchange so that PubCo would have no other business or liabilities other than the business of OpCo immediately upon the Exchange.

Simultaneous Offering
As a condition to the Exchange and simultaneous with the Exchange, PubCo will sell a minimum of $4 million of its shares of common stock (“Common Shares”) at a mutually agreed price (the “Offering”).  The investors in the Offering shall receive customary rights to have their shares registered with the U.S. Securities and Exchange Commission.  Other terms of the Offering shall be mutually agreed upon.

Capitalization
PubCo has 100,000,000 authorized Common Shares and no other authorized class of capital stock.

PubCo currently has 6,250,000 Common Shares outstanding.

Prior to the Exchange, PubCo will issue no more than 4,734,000 Common Shares at a minimum of $0.20 per share (of which 3,234,000 shall be issued at a minimum of $0.05 per share), so that at the time of the Exchange PubCo will have no more that 10,984,000 Common Shares outstanding.

Consideration
The shareholders of OpCo will exchange all of their shares of OpCo for a minimum of 78.45% of the outstanding Common Shares of PubCo after the Exchange (but excluding the Offering and the Finders’ Fee).  By way of example, if there are 10,984,000 Common Shares outstanding prior to the Exchange, then after the Exchange (excluding the Offering and the Finders’ Fee), the OpCo shareholders would own 40,000,000 Common Shares out of 50,984,000 outstanding Common Shares.

Due Diligence
Each of PubCo and OpCo shall have 45 days from the date hereof to conduct an investigation of the other’s prospects, business, assets, contracts, rights, liabilities and obligations, including financial, marketing, employee, legal, regulatory and environmental matters, to satisfy itself as to the desirability of proceeding with the Exchange.  During this time each of PubCo and OpCo shall provide the other with access to its books, records and operations as reasonably requested.

Conditions
OpCo conditions to closing:

a) Delivery to OpCo of customary legal opinions (including a legal opinion as to the tax free nature of the Exchange), closing certificates, necessary consents and approvals of government bodies or lenders as concerns PubCo.

b) Confirmation to OpCo that as of the date immediately prior to the effectiveness of the Exchange, PubCo has no material liabilities (other than as set out in the Section entitled “Surviving Entity”).

c) The Exchange, the Offering and all related transactions have been approved by the PubCo board of directors.

d) Preparation of a “Super 8-K” to be filed within four days of the Exchange, using information provided OpCo.

e) Continued reporting compliance with the Securities Exchange Act of 1934, as amended, and the rules and regulations of the British Columbia Securities Commission (the “BCSC”).

f) Continued quotation on the OTCQB and the absence of any cease trade orders from the US Securities and Exchange Commission or the BCSC.

g) Completion of Side Sale (as defined below) at or prior to Exchange.

PubCo conditions to closing:

a) Delivery to PubCo of customary legal opinions, closing certificates, necessary consents and approvals of government bodies or lenders as concerns OpCo.

b) Provide PubCo with audited financial statements by a PCAOB member firm and other due diligence items verifying ownership of the assets owned by OpCo.

c) Simultaneous closing of the Offering.

d) Preparation of a “Super 8-K” to be filed within four days of the Exchange, using information provided PubCo.

e) Entry into customary lock-up agreements for all shareholders of OpCo that will own more than 5% of PubCo’s Common Shares after the Exchange and the Offering; provided that after the first year of the lock up, each those shareholders that are party to a lock up may sell a portion of their shareholding on customary terms to be agreed upon.

f) No material adverse change in OpCo’s business, financial condition prospects, assets or operations.

g) The Exchange and all related transactions have been approved by OpCo’s board of directors and shareholders.

Closing
Within 60 days of this Letter of Intent, PubCo, the Exchange Sub and OpCo shall negotiate and execute a definitive Exchange agreement and related documents and certificates (the “Exchange Documents”), which shall incorporate in more complete detail the terms found herein.

Terms and Provisions
The Exchange Documents shall include normal provisions including, without limitation, representations, warranties, covenants, agreements and remedies as are appropriate to preserve and protect the economic benefits intended to be conveyed to and from PubCo, Exchange Sub and OpCo pursuant hereto.

No Shop
Both PubCo and OpCo agree that from the date of this Letter of Intent until the 60th day thereafter, neither party nor any of affiliates, officers, directors, employees, agents, or advisors shall, directly or indirectly, solicit offers from, negotiate with or in any manner encourage or consider any proposal of any other person or entity relating to the acquisition of an ownership in PubCo, Exchange Sub or OpCo or of the assets of such entities, in whole or in part, through purchase, Exchange, consolidation, share exchange or otherwise, or any other business combination involving such parties.

Audit
If necessary, each party shall commence an audit as soon as possible and otherwise take such action as may be necessary to allow the parties to file a Super 8-K with the Securities and Exchange Commission as soon as possible after the Closing.

Audit and Legal Fee	Each party shall be liable for their respective legal and accounting fees; provided that in the event that there is a closing, International Gold Corp. shall be liable for all outstanding expenses.
Side Sale
At or prior to the Exchange, Robert Baker shall sell, or cause Woodburn Holdings Ltd. to sell, (i) 3,500,000 shares in PubCo at $0.01 per share to Zahir Popat, (ii) 250,000 shares in PubCo at $0.01 per share to Alistair MacLennan and (iii) 250,000 shares in PubCo at $0.01 per share to Ian Klassen.

Confidentiality
This Letter of Intent is confidential and proprietary to PubCo and OpCo. PubCo and OpCo hereby represent, each to the other, that it shall not disclose this Letter of Intent or its contents to third parties without the prior written consent of the other party. Both parties shall ensure that its counsel and advisors shall be aware of the confidential nature of this agreement and will agree to be bound to the terms hereof. This provision shall be of no further force or effect in the event the parties fail to enter into the Exchange.

Applicable Law	This Letter of Intent shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws principles.
Contacts
SignalChem Lifesciences Corporation
550-5600 Parkwood Way
Richmond, BC V6V 2M2
Canada
Tel. 1-866-954-6273

International Gold Corp.
1111 West Georgia Street, Suite 1720
Vancouver, British Columbia
Canada V6E 4M8

4

To confirm your agreement with these basic terms, please fax an executed copy of this Letter of Intent to Sanders Ortoli Vaughn-Flam Rosenstadt LLP, attention Steven A. Sanders, via email to sas@sovrlaw.com.

Agreed and confirmed:

SignalChem Lifesciences Corporation

By:      “Zahir Popat”                                                                          Date:07/10/2012

Name: Zahir Popat
Title:  Chairman CEO

International Gold Corp.

By:      “Robert Baker”                                                                       Date:07/10/2012

Name:  Robert Baker
Title:    President

Acknowledged by, and agreed to, in connection with those Sections entitled “Side Sale”, and “Applicable Law”:

Robert Baker

   cs “Robert Baker”

Date:07/10/2012

Zahir Popat

  Cs “Zahir Popat”

Date: 07/10/2012